Exhibit 99.1

Ingersoll Rand Reports Higher First-Quarter Margins and Earnings

on Flat Revenues; Orders Increase 10%

•

Reported earnings per share of $0.04 from continuing operations. EPS of $0.16, excluding a health- care legislation related tax expense of $(0.12), and including $(0.02) of restructuring/productivity investments, compared with prior guidance of $0.10 to $0.15.

•	Revenues of $2,953 million in the first quarter, up 1% compared with 2009 (down 1% excluding the impact of currency), compared with prior guidance of $3.0 to $3.1 billion.

•	Operating margins improved 2.8 percentage points year-over-year driven by productivity.

•	First-quarter orders increased 10% year over year, led by upswings in transport refrigeration, industrial and most consumer-related businesses. Total backlog up over 18%.

•	Gross productivity of 5.3% in the first quarter; on track to meet $650 million in productivity savings target for the full year.

•

Lower end of full-year EPS guidance increased by $0.05. Revised range of $2.00 to $2.35 from continuing operations excluding $(0.12) of health-care tax expense. Second quarter EPS forecast of $0.62 to $0.72, including $0.05 of restructuring/productivity investments.

Swords, Ireland, April 23, 2010 – Ingersoll-Rand plc (NYSE:IR), a world leader in creating and sustaining safe, comfortable and efficient environments, today announced that total reported revenues increased by 1% for the first quarter of 2010 compared with the 2009 first quarter, orders increased by 10%, and diluted earnings per share (EPS) from continuing operations were at the top end of the prior guidance range.

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The company reported net earnings of $1.4 million, or EPS of $0.00, for the first quarter of 2010. First-quarter net income included $11.8 million, or EPS of $0.04 from continuing operations, as well as $10.4 million of after-tax costs, equal to EPS of $(0.04), from discontinued operations. First-quarter 2010 EPS from continuing operations of $0.04, included approximately $10 million of pre-tax restructuring/productivity investments, or EPS of $(0.02), and $41 million of health-care tax expense or, EPS of $(0.12) (see note on page 6). This compares to a net loss for the 2009 first quarter of $(26.7) million, or EPS of $(0.08), which included EPS of $(0.06) from continuing operations and $(0.02) from discontinued operations. First-quarter 2009 EPS from continuing operations of $(0.06) included approximately $11 million of pre-tax restructuring costs or EPS $(0.02).

Diluted Earnings Per Share 1Q 2009 & 2010
	1Q 2010	1Q 2009

Reported Continuing EPS (Loss)	$0.04	$(0.06)

Add Back

Health-care tax expense	0.12	—

Total Adjusted EPS	$0.16	$(0.06)

Restructuring/Productivity Investment Included In Reported EPS	0.02	0.02

“Our first-quarter 2010 earnings were in line with our expectations, even though revenues were slightly lower than forecast. The significant increase in orders we saw in the first quarter and our growing backlog gives us confidence that we will achieve the revenue and earnings guidance we established for 2010,” said Michael W. Lamach, president and chief executive officer. “We are seeing initial signs of improvement in several of our key markets including transport and stationary refrigeration, industrial, Club Car and the North American residential HVAC and security businesses. Our continuing focus on productivity and cost reduction resulted in higher operating margins. Productivity is becoming embedded in everything we do and we are extending that energy to also focus on innovation. Ingersoll Rand employees continue to find new opportunities to serve customer needs, improve operations and drive financial performance.”

Additional Highlights for the 2010 First Quarter

Revenues: The company’s reported revenues increased by 1% to $2,953.4 million, compared with revenues of $2,932.9 million for the 2009 first quarter. Total revenues excluding currency were down by 1%, compared with 2009. Reported U.S. revenues were down by 1%, and revenues from international operations increased by approximately 4% (down 1% excluding currency).

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Operating Income and Margin: Reported operating income for the first quarter was $133.5 million compared with $49.9 million for the first quarter of 2009. The first quarters of 2010 and 2009 both included approximately $10 million of pre-tax costs related to restructuring. First-quarter reported operating margin was 4.5%, compared to a reported operating margin of 1.7% for the same period of 2009. Continued strong productivity drove the increase in operating profits and margins. These improvements were partially offset by inflation.

Interest Expense and Other Income/Expense: Interest expense of $71.2 million for the first quarter of 2010 increased compared with $67.4 million in the 2009 first quarter, due to higher average interest rates in 2010. Other income totaled $8.1 million for the first quarter, compared with $12.5 million of income for the first quarter of 2009. The year-over-year difference is primarily attributable to lower interest income and higher currency losses in 2010.

Taxes: The company’s reported tax rate for the first quarter included $41 million of tax charges related to new health-care legislation. Excluding these charges, the tax rate was 19.1% for the first quarter.

First-quarter Business Review

The company reports the results of its businesses in four segments based on industry and market focus. During the fourth quarter of 2009 the company realigned its segments to more closely reflect its corporate and business strategies and to promote additional productivity and growth. The company’s four segments include: Climate Solutions, which includes the Trane commercial HVAC Systems, Hussmann and Thermo King businesses; Industrial Technologies, which includes Air and Productivity Solutions and Club Car; Residential Solutions, which includes the residential HVAC and security businesses; and Security Technologies, which includes the commercial security businesses. Segment operating margins for both 2009 and 2010 include restructuring expenses.

Climate Solutions delivers energy-efficient HVAC-R solutions globally and includes Trane, which provides HVAC systems and building services, parts, support and controls for commercial buildings; Hussmann, a leader in food merchandising solutions; and Thermo King, the leader in transport temperature control solutions. Reported revenues for the first quarter of 2010 were $1,621 million with operating income of $30.2 million. Total revenues for the first quarter increased by 1% (down 1% excluding currency), compared with the first quarter of 2009.

On a year-over-year basis, total commercial HVAC revenues decreased by 6% (down 9% excluding currency), with a 13% decline (down 16% excluding currency) in equipment and systems revenue and a 6% increase (up 4% excluding currency) in parts, services and solutions. Commercial revenues decreased in

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all major geographic regions, except Asia, during the quarter due to continued declining activity in non-residential construction markets. Bookings increased 4%, with positive results in both equipment and parts and service.

Total Thermo King transport revenues increased by 27% in the first quarter compared with last year. Total worldwide refrigerated trailer and truck revenues increased 35% compared with last year, reflecting improved activity in the U.S., Europe and Asia. Sea-going container revenues and worldwide bus revenues both increased due to improving end market activity. Thermo King bookings increased 38% year over year.

Worldwide revenues for Hussmann refrigerated display cases and contracting increased by 6% compared with the first quarter of 2009, due to recovering supermarket capital expenditures in the United States. Bookings were up 12% year over year.

First-quarter segment operating margin was 1.9%, including approximately $22 million of purchase accounting and $5 million of restructuring costs, an increase of 1.6 percentage points compared with last year. Productivity actions and improved revenue mix offset the negative impact of higher commodity costs.

Industrial Technologies provides products, services and solutions to enhance customers’ productivity, energy efficiency and operations. Products include: compressed air systems, tools, fluid power products, golf and utility vehicles and energy generation systems. Total revenues in the first quarter of $545 million increased by approximately 1% (down 1% excluding currency) compared with the first quarter of 2009. Air and Productivity revenues declined by 2%, as volume increases in Asia were offset by lower revenues in Europe and the Americas. Revenues in the Americas decreased by 1% compared with last year as industrial markets began to stabilize. Air and Productivity Solutions revenues outside the Americas decreased by approximately 3% (down 7% excluding currency) compared with 2009, as improved aftermarket activity in Asia was offset by weaker markets in Europe. Bookings increased by 16% year-over-year.

Club Car revenues increased by more than 20% compared with the first quarter of 2009, due to improving golf markets and easy prior-year comparisons. Bookings were up 35%.

First-quarter operating margin for Industrial Technologies of 10.9%, including $1 million of restructuring costs, increased by 7.7 percentage points compared with 3.2% last year, due to productivity, higher volumes at Club Car and lower restructuring expenditures, partially offset by inflation.

Residential Solutions includes the Trane and Schlage brands which deliver safety, comfort and efficiency to homeowners throughout the Americas. Products, services and solutions include mechanical and electronic locks, HVAC systems, indoor air quality solutions and controls and remote home management systems. First quarter revenues were $395.4 million, an increase of approximately 1% (up 3% excluding currency) compared with 2009 as some residential markets began to show improved fundamentals after four years of declines.

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Residential security revenues decreased by 7%. Security revenues in North America increased by 5% primarily due to improving remodeling markets and bottoming in the U.S. new builder channel. This improvement was more than offset by South American revenues which were down by 60%, primarily due to significant negative currency translation. North American Residential Security bookings were up 9%.

Residential HVAC revenues increased by 3% compared with 2009 from improved sales to the replacement market. This increase was in line with projected market channel sell through. Bookings increased 7% compared to 2009.

First-quarter operating margin of 3.7%, including approximately $14.3 million of purchase accounting costs, improved significantly compared with a loss recorded in 2009, due to productivity gains and cost reductions.

Security Technologies is a leading global supplier of commercial security products and services. The sector’s market leading products include mechanical and electronic security products; biometric and access-control systems; and security and time and attendance scheduling software. First-quarter revenues of $393 million declined by approximately 2% (down 5% excluding currency) compared with the first quarter of 2009. This decrease reflects declining commercial building and remodeling markets, especially in the U.S. Overall segment bookings were flat and down low teens in the Americas. First-quarter operating margin was 16.5%, compared with 16.1% in the first quarter of 2009. The operating margin improvement was due to substantial cost reduction from productivity gains which more than offset lower volumes, unfavorable mix and a $3.0 million year-over-year increase in restructuring costs.

Balance Sheet and Liquidity

During the first quarter the company reduced debt by $166 million. By year end, the company expects to repay approximately $520 million of maturing term debt with available cash flow. “We are continuing our focus on reducing debt and generating cash flow through higher earnings and managing our balance sheet,” said Lamach. “First-quarter working capital management was significantly improved compared with the first quarter of 2009. Working capital was 3.5% percent of revenues and improved by 6.1 points year over year. Available cash flow for the first quarter was on target and we expect to reach $1 billion in available cash flow for full year 2010.”

Productivity Actions

The company achieved total gross productivity of 5.3% in the first quarter compared with the first quarter of 2009, and is on track to achieve $650 million of gross productivity savings for the full year.

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Tax Impact of Health-care Legislation

As a result of the recent passage of The Patient Protection and Affordable Care Act and the Health Care Education and Reconciliation Bill of 2010, tax benefits available to the company will be reduced to the extent its prescription drug expenses are reimbursed under the Medicare Part D retiree drug subsidy program. Although the provisions of the legislation relating to the retiree drug subsidy program do not take effect until 2013, the company is required to recognize the full accounting impact in the first quarter of 2010. The legislation resulted in a non-cash charge to income tax expense in the first quarter of 2010 of approximately $41 million (EPS of $0.12). There will also be a cash impact beginning in 2013 in the form of higher income taxes paid.

2010 Outlook

“A number of Ingersoll Rand’s major end markets were beginning to show signs of recovery in the first quarter of 2010,” said Lamach. “First-quarter orders were up approximately 10% compared with last year, a notable improvement compared with the double-digit year-over-year declines in the first three quarters of 2009. Backlogs also increased significantly and were up over 18%. Our recent order patterns and growing backlog underpin our confidence that we can reach our revenue forecast for 2010. We see some positive signs of recovery in residential HVAC and Security, worldwide refrigerated transport, North American stationary refrigeration, worldwide industrial markets, Club Car, and across several of our businesses in Asia. However, we expect challenging U.S. and European non-residential construction markets to continue for the balance of the year.

“We anticipate revenues for full-year 2010 in the range of $13.6 to $13.8 billion, or an increase of 3% to 5%, reflecting a one percentage point increase in the lower end of our prior revenue guidance. Full-year 2010 EPS from continuing operations is expected to be in the range of $1.88 to $2.23 (including the health care tax expense of $0.12). Costs related to discontinued operations are expected to equal $(0.10) per share. This full-year forecast increases the lower end of our earnings range by $0.05 per share and also includes the effect of $0.25 per share of restructuring/productivity investments and also reflects a tax rate of 18% for continuing operations, and an average diluted share count of 341 million shares. Available cash flow for 2010 is expected to approximate $1.0 billion, based on projected earnings and working capital requirements.

“Given our current macroeconomic view, our second-quarter 2010 revenue forecast is $3.6 to $3.7 billion, which would be an increase of approximately 3% to 6% compared with the second quarter of 2009. We expect to capture significant additional benefits from productivity programs. However, some of these benefits will be offset by additional inflation. EPS from continuing operations for the second quarter are expected to be in the range of $0.62 to $0.72. The second-quarter forecast includes the effect of approximately $25 million of restructuring/productivity investments (EPS of $0.05) and reflects a tax rate of 18% for continuing operations and an average diluted share count of 340 million shares.

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“Our internal business fundamentals continued to improve in the first quarter. We have leading and improving global brands and leading market shares in all of our major product lines. Our balance sheet is solid, we are reducing debt and we have considerable available liquidity. As the world’s economies recover, we will continue to invest in new products and innovation and we will relentlessly strive to improve our operations and to become a more efficient company.”

This news release includes “forward-looking statements,” which are any statements that are not historical facts. These forward-looking statements are based on Ingersoll Rand’s current expectations and there can be no assurance that such expectations will prove to be correct. Forward-looking statements are subject to changes in circumstances, risks and uncertainties, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. Information about factors that could cause such differences can be found in Ingersoll Rand’s Form 10-K for the year ended December 31, 2009, and in its other SEC filings. General U.S. and international economic and political conditions, the outcome of litigation and governmental proceedings, changes in government regulations and tax laws and its reorganization from Bermuda to Ireland are examples of factors, among others, that could cause actual results to differ materially from those anticipated in the forward-looking statements. These forward-looking statements are based on Ingersoll Rand’s current expectations and the company assumes no obligation to update these forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements.

All amounts reported within the earnings release above related to net earnings (loss), earnings (loss) from continuing operations, earnings (loss) from discontinued operations, and per share amounts are attributed to Ingersoll Rand’s common shareholders.

Ingersoll Rand (NYSE:IR) is a world leader in creating and sustaining safe, comfortable and efficient environments in commercial, residential and industrial markets. Our people and our family of brands—including Club Car®, Hussmann®, Ingersoll Rand®, Schlage®, Thermo King® and Trane® —work together to enhance the quality and comfort of air in homes and buildings, transport and protect food and perishables, secure homes and commercial properties, and increase industrial productivity and efficiency. We are a $13 billion global business committed to sustainable business practices within our company and for our customers. For more information, visit www.ingersollrand.com.

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04/23/10

(See Accompanying Tables)

For more information, media may contact: Paul Dickard (732-652-6712), paul_dickard@ingersollrand.com.

For more information, investors and financial analysts may contact: Bruce Fisher (732-652-6789), bruce_fisher@ingersollrand.com or Joe Fimbianti (732-652-6718), joseph_fimbianti@irco.com.

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Table 1

INGERSOLL-RAND PLC

Condensed Consolidated Income Statement

(In millions, except per share amounts)

UNAUDITED

	Three Months Ended March 31,
	2010	2009

Net revenues	$2,953.4	$2,932.9

Cost of goods sold	(2,173.3)	(2,206.4)

Selling & administrative expenses	(646.6)	(676.6)

Operating income	133.5	49.9

Interest expense	(71.2)	(67.4)

Other income, net	8.1	12.5

Earnings (loss) before income taxes	70.4	(5.0)

Provision for income taxes	(54.0)	(10.5)

Earnings (loss) from continuing operations	16.4	(15.5)

Discontinued operations, net of tax	(10.4)	(6.3)

Net earnings (loss)	6.0	(21.8)

Less: Net earnings attributable to noncontrolling interests	(4.6)	(4.9)

Net earnings (loss) attributable to Ingersoll-Rand plc	$1.4	$(26.7)

Amounts attributable to Ingersoll-Rand plc common shareholders:
Continuing operations	$11.8	$(20.4)
Discontinued operations	(10.4)	(6.3)

Net earnings (loss)	$1.4	$(26.7)

Diluted earnings (loss) per share attributable to Ingersoll-Rand plc common shareholders:
Continuing operations	$0.04	$(0.06)
Discontinued operations	(0.04)	(0.02)

	$—	$(0.08)

Weighted-average number of common shares outstanding:
Diluted	336.6	320.5

SEE ATTACHED RELEASE FOR ADDITIONAL INFORMATION

Table 2

INGERSOLL-RAND PLC

Business Review

(In millions, except percentages)

UNAUDITED

	Three Months Ended March 31,
	2010	2009
Climate Solutions
Net revenues	$1,620.5	$1,600.2
Operating income	30.2	4.3
and as a % of Net revenues	1.9%	0.3%

Industrial Technologies
Net revenues	544.7	537.6
Operating income	59.3	17.2
and as a % of Net revenues	10.9%	3.2%

Residential Solutions
Net revenues	395.4	392.7
Operating income (loss)	14.7	(4.3)
and as a % of Net revenues	3.7%	-1.1%

Security Technologies
Net revenues	392.8	402.4
Operating income	64.8	64.9
and as a % of Net revenues	16.5%	16.1%

Total
Net revenues	$2,953.4	$2,932.9
Operating income	169.0	82.1
and as a % of Net revenues	5.7%	2.8%

Unallocated corporate expense	(35.5)	(32.2)

Consolidated operating income	$133.5	$49.9

and as a % of Net revenues	4.5%	1.7%

SEE ATTACHED RELEASE FOR ADDITIONAL INFORMATION

Table 3

INGERSOLL-RAND PLC

Reconciliation of non-GAAP to GAAP

(In millions, except per share amounts)

UNAUDITED

	For the three months ended March 31, 2010
	As Reported	Adjustments		As Adjusted
Net revenues	$2,953.4	$—		$2,953.4
Operating income	133.5	—		133.5
Operating margin	4.5%	n/a		4.5%
Earnings from continuing operations attributable to Ingersoll-Rand plc	11.8	40.5	(b)	52.3
Net earnings attributable to Ingersoll-Rand plc	1.4	40.5	(b)	41.9

Diluted earnings per common share
Continuing operations	$0.04	$0.12		$0.16
Discontinued operations	(0.04)	—		(0.04)

Total	$0.00	$0.12		$0.12

Weighted-average number of common shares outstanding
Diluted	336.6	—		336.6

Detail of Adjustments:

(a) Tax expense - Healthcare Reform		40.5

(b) Net earnings attributable to Ingersoll-Rand plc		$40.5

(a)	Represents write-off of a deferred tax asset as a result of the Healthcare Reform Legislation enacted in March 2010.

The Company reports its financial results in accordance with generally accepted accounting principles in the United States (GAAP). This supplemental schedule provides adjusted non-GAAP financial information and a quantitative reconciliation of the difference between the non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

The non-GAAP financial measures should be considered supplemental to, not a substitute for or superior to, financial measures calculated in accordance with GAAP. They have limitations in that they do not reflect all of the costs associated with the operations of our businesses as determined in accordance with GAAP. In addition, these measures may not be comparable to non-GAAP financial measures reported by other companies.

We believe the non-GAAP financial information provides important supplemental information to both management and investors regarding financial and business trends used in assessing our financial condition and results of operations. We believe that it is meaningful to provide the relative impact of the healthcare reform tax charge in order to present a better understanding of our results on a period to period comparative basis.

The non-GAAP financial measure of diluted earnings per common share assists investors with analyzing our results as well as with predicting future performance. In addition, this non-GAAP financial measure is also reviewed by management in order to evaluate the financial performance of the Company. It is the basis for performance reviews, compensation and resource allocation. We believe that the presentation of this non-GAAP financial measure will permit investors to assess the performance of the Company on the same basis as management.

As a result, one should not consider this measure in isolation or as a substitute for our results reported under GAAP. We compensate for these limitations by analyzing results on a GAAP basis as well as a non-GAAP basis, prominently disclosing GAAP results and providing reconciliations from GAAP results to non-GAAP results.

SEE ATTACHED RELEASE FOR ADDITIONAL INFORMATION

Table 4

INGERSOLL-RAND PLC

Reconciliation of non-GAAP to GAAP

(In millions)

UNAUDITED

Quarter Ended March 31, 2010
Cash flow from operating activities (a)	$(62.4)
Capital expenditures (a)	(34.3)

Available cash flow	$(96.7)

(a)	Includes both continuing and discontinued operations.

The Company reports its financial results in accordance with generally accepted accounting principles in the United States (GAAP). This supplemental schedule provides adjusted non-GAAP financial information and a quantitative reconciliation of the difference between the non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

The non-GAAP financial measure should be considered supplemental to, not a substitute for or superior to, the financial measure calculated in accordance with GAAP. It has limitations in that it does not reflect all of the costs associated with the operations of our businesses as determined in accordance with GAAP. In addition, this measure may not be comparable to non-GAAP financial measures reported by other companies.

We believe the non-GAAP financial information provides important supplemental information to both management and investors regarding financial and business trends used in assessing our financial condition and cash flow.

The non-GAAP financial measure of available cash flow assists investors with analyzing our business results as well as with predicting future performance. In addition, this non-GAAP financial measure is reviewed by management in order to evaluate the financial performance of each segment as well as the Company as a whole. It is the basis for performance reviews, compensation and resource allocation. We believe that the presentation of this non-GAAP financial measure will permit investors to assess the performance of the Company on the same basis as management.

As a result, one should not consider this measure in isolation or as a substitute for our results reported under GAAP. We compensate for these limitations by analyzing results on a GAAP basis as well as a non-GAAP basis, prominently disclosing GAAP results and providing reconciliations from GAAP results to non-GAAP results.

SEE ATTACHED RELEASE FOR ADDITIONAL INFORMATION

Table 5

INGERSOLL-RAND PLC

Balance Sheet Metrics

($ in millions)

UNAUDITED

	December 31,	March 31,
	2009	2010	2009
Net Receivables *	$2,120	$2,173	$2,341
Days Sales Outstanding	58.5	67.1	72.8

Net Inventory	$1,193	$1,364	$1,559
Inventory Turns	8.1	6.4	5.7

Accounts Payable	$1,079	$1,194	$933
Days Payable Outstanding	40.8	50.1	38.6

*	Net receivables excludes the impact of securitization

SEE ATTACHED RELEASE FOR ADDITIONAL INFORMATION